Exhibit 99.1

ANNUAL SERVICER’S CERTIFICATE

BANK ONE, DELAWARE, NATIONAL ASSOCIATION

PARTNERS FIRST CREDIT CARD MASTER TRUST

The undersigned, duly authorized representatives of Bank One, Delaware, National Association (the “Bank”), pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of January 31, 2000 (the “Pooling and Servicing Agreement”) by and between The First National Bank of Atlanta d/b/a Wachovia Card Services (“FNB”), as Transferor and Servicer and the Bank of New York as Trustee (the “Trustee”) for the Partners First Credit Card Master Trust and as assumed pursuant to an Assumption Agreement dated as of July 27, 2001 (the “Assumption Agreement”), by and among the Bank, as successor Transferor and Servicer, FNB and the Trustee, do hereby certify as follows:

1.	The Bank is, as of the date hereof, the Servicer under the Pooling and Servicing Agreement. Capitalized terms used in this Certificate have their respective meanings as set forth in the Pooling and Servicing Agreement.

2.	The undersigned are Servicing Officers who are duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this Certificate to the Trustee.

3.	A review of the activities of the Servicer during the year ended December 31, 2002, and of its performance under the Pooling and Servicing Agreement was conducted under our supervision.

4.	Based on such review, the Servicer has, to the best of our knowledge, performed in all material respects its obligations under the Pooling and Servicing Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5 below.

5.	The following is a description of each default in the performance of the Servicer’s obligations under the provisions of the Pooling and Servicing Agreement known to us to have been made by the Servicer during the year ended December 31, 2002 which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default: None.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Certificate this 26th day of March, 2003.

BANK ONE, DELAWARE, NATIONAL ASSOCIATION

By:	/s/ MICHAEL J. GRUBB	By:	/s/ JEFFREY RIGG
Name:	Michael J. Grubb	Name:	Jeffrey Rigg
Title:	First Vice President	Title:	Senior Vice President-Accounting